EXHIBIT 99

           Dragon Pharmaceutical Announces Financial Results for the
                             Third Quarter of 2005

VANCOUVER, Nov. 15 - Dragon Pharmaceutical Inc. ("Dragon" or the "Company") today announced the financial results for the quarter ended September 30, 2005.

Financial Summary
------------------

Dragon reported sales of $13.34 million for the third quarter ended September 30, 2005, an increase of 82% compared to the third quarter of 2004, and 18% increase sequentially from the last quarter. For the nine months ended September 30, 2005, Dragon reported sales of $36.52 million, an increase of 68% compared to the same period of 2004. The increase in sales was due to the continued growth of sales from the Chemical Division and the inclusion of the sales from the Biotech Division during 2005. A summary of other key financials is as follows:

     - Gross profit and gross margin were $3.08 million and 23% for the three months ended September 30, 2005 compared to $3.69 million and 50% for the same period in 2004.

     - A net loss of $0.19 million or $0.00 per share have been recorded for the three months ended September 30, 2005 compared to the net income of $1.83 million, or $0.04 per share for the same period in 2004.

     - Gross profit and gross margin were $9.47 million and 26% compared to $10.92 million and 50% for the nine months ended September 30, 2005 and 2004, respectively.

     - Net income was $1.05 million or $0.02 per share compared to the net income of $6.11 million or $0.14 per share for the nine months ended September 30, 2005 and 2004, respectively.

Gross profit and net income was lower than the same period of 2004 because of the change in product mix especially with the significant increase in sales of the Chemical Division whose facilities were constructed and completed in 2004 and is currently at the ramp-up stage of production which incurs higher per unit production and operation cost, especially depreciation expenses.

     Market Segment
     --------------

The contribution of sales from the international markets has been increasing and is expected to continue as the Company keeps on increasing commercialization of its products outside of China. Compared to the third quarter of 2004, of which 100% of total sales were generated from the Chinese market, 80% of the sales for the same period in 2005 were generated from the Chinese market and 20% of the total sales were generated from the international markets with the addition of the international sales from the Biotech Division, and the export of products from the Chemical Division during the third quarter of 2005.

     Product Segment
     ---------------

During the third quarter of 2005, the sales from Pharma Division, Chemical Division and Biotech Division contributed $6.06 million or 45% of total sales, $5.98 million or 45% of total sales and $1.30 million or 10% of total sales, respectively, compared to $6.24 million or 85% of total sales for Pharma Division, and $1.08 million or 15% of total sales for Chemical Division, for the same period of 2004. The significant increase in the sales from Chemical Division and including sales from Biotech Division product changed the product segment of the Company.

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"During the third quarter, we achieved 82% year-over-year growth in revenues and
18% sequentially from the second quarter. The growth was mainly driven by the increase in revenues from our Chemical Division, which grew over 4.5 times (or 450%) year-over-year and 23% sequentially from the second quarter. We do expect the revenues from the Chemical Division will continue to grow as we continue to maintain at a high production level. Such trend will be even more obvious during the fourth quarter than the third quarter because the Company only started the ramp up of the 7-ACA production level in late July this year. We already managed to produce at more than 80% of the original full production capacity (400-tons per year) for our 7-ACA production facility", said, Mr. Yanlin Han, Chief Executive Officer of Dragon. "The Company also participated the Convention for Pharmaceutical Ingredients (CPHI) in Madrid, Spain earlier this month. We'll continue to participate in more international events in order to gain valuable access and exposure to more and more potential customers outside of China with our quality and competitive products."

About Dragon Pharmaceutical Inc.

Incorporated in Florida, USA, Dragon Pharmaceutical Inc. is an international pharmaceutical company headquartered in Vancouver, Canada, with three key business units consisting of (1) a Pharma division for 52 generic prescription, over-the-counter and sterilized bulk drugs; (2) a Chemical division for bulk pharmaceutical chemicals and intermediates (Clavulanic Acid and 7-ACA); and (3) a Biotech division for recombinant drugs (EPO and G-CSF). The Company has four manufacturing facilities in China, approximately 1,800 employees, plus over 1,200 sales representatives in China, and approximately 58 key products in 90 different dosages and presentations currently in market.

For further information please contact:
Dragon Pharmaceutical Inc.
Garry Wong, CFA, IMBA
Telephone: +1-(604)-669-8817 or North America Toll Free: 1-877-388-3784
Email: irdragon@dragonpharma.com
Website: www.dragonpharma.com

This press release contains forward looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward looking statement. Factors that might cause such a difference include, but are not limited to, the following: (1) risks and uncertainties relating to the political and regulatory environment in China; (2) that the Company will be able to successfully construct and operate a biotech facility in Datong, China that will be able to increase production and operate more efficiently than its facility in Nanjing;
(3) that the Company's Chemical Division will be able to increase its gross margins ; (4) that the Company will be able to successfully raise capital in an amount that is sufficient to implement its business plan; and (5) that the Company will be able to continue to renegotiate with its bankers to extend the maturity dates of short term loans coming due. Readers should not place undue reliance on forward looking statements, which only reflect the view of management as of the date hereof. The Company does not undertake the obligation to publicly revise these forward looking statements to reflect subsequent events or circumstances. Readers should carefully review the risk factors and other factors described in its periodic reports with the Securities and Exchange Commission.


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